Exhibit 10.55

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED TRANSACTION DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER FEDERAL OR STATE SECURITIES LAWS, OR UNLESS THE PROPOSED TRANSACTION IS REGISTERED OR QUALIFIED AS REQUIRED.

This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (as amended, supplemented or otherwise modified from time to time, the “Subordination Agreement”) dated as of April 23, 2003, among FAO, Inc. (the “Parent”), FAO Schwarz, Inc. (collectively with the Parent, the “Obligors”), KBB Retail Assets Corp., Quality Fulfillment Services, Inc., and Fleet Retail Finance Inc. in its capacity as Agent (the “Agent”) for itself and certain lending institutions (collectively, the “Senior Lenders”) from time to time party to that certain Loan and Security Agreement dated as of April 23, 2003 (as amended, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”), among FAO, Inc., FAO Schwarz, Inc., ZB Company, Inc., The Right Start, Inc., Targoff-RS, LLC, Fleet Retail Finance Inc., Back Bay Capital Funding LLC and the other lending institutions party from time to time party thereto and Fleet Retail Finance Inc. as agent for the lenders, to the indebtedness (including interest) owed by the Obligors pursuant to the Senior Credit Agreement and to indebtedness refinancing the indebtedness under that agreement as contemplated by the Subordination Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

FAO SCHWARZ, INC.

SUBORDINATED NOTE DUE 2008

$9,900,000	King of Prussia, Pennsylvania
Note No. FAO-B	April 23, 2003

FOR VALUE RECEIVED, the undersigned, FAO Schwarz, Inc., a Delaware corporation (the “Company”), promises to pay to KBB RETAIL ASSETS CORP., or registered assigns, the principal sum of NINE MILLION NINE HUNDRED THOUSAND DOLLARS, as such principal sum may be reduced through prepayments, plus any accrued and unpaid interest thereon as provided for herein (or so much of such aggregate amount as shall not have been prepaid) on December 31, 2008.  This note (this “Note”) is being issued pursuant to the Companys First Amended Joint Plan of Reorganization as confirmed on April 4, 2003 by the United States Bankruptcy Court District of Delaware in Case No. 03-10119(LK) (the “Plan”).  Payments are to be made to the address of the registered holder of this Note as set forth on the records of the Company in lawful money of the United States of America.  The Company promises to pay interest on the principal amount of this Note, in cash, quarterly on each January 11, April 11, July 11 and October 11, commencing January 11, 2005 (each such date an “Interest Payment Date”), at a rate of 6% per annum, to the holder of record of this Note on the Company’s records (the “Holder”) at the close of business on the date that is 10 business days prior to such Interest Payment Date (the “Record Date”).  Pursuant to the Plan, this Note supercedes that certain Subordinated Note No. FAO-1 in the initial aggregate principal amount of $17,098,100 which principal amount was subsequently reduced to $14,828,637 then increased to $14,830,637, that certain Subordinated Note No. FAO-2 in the aggregate principal amount of $15,459,859 (which is the $14,830,637 plus the PIK interest of $629,222) and that certain Subordinated Note No. QFS-1 in the aggregate principal amount of $899,900.  All such notes together aggregating $16,359,759, were compromised under the Company’s Plan of Reorganization to $9,900,000 as represented by this Note.

Interest on the unpaid principal amount of this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 23, 2003.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months and paid quarterly.  The Company shall pay principal of and interest on this Note in such coin or currency of the United States of America as at the time of payment shall be legal tender.  The Company may, however, pay principal of or interest on this Note by wire transfer of federal funds, or interest on this Note by its check payable in such legal tender.

Subject to Section 1, the Company shall prepay principal as set forth in Section 3.

This Note is secured by a guaranty dated the date hereof from Parent (the “Guaranty”), as amended from time to time and secured by a security agreement dated the date hereof. If the Company shall (i) fail to pay principal or interest when due, (ii) fail generally to pay its debts as they mature, (iii) have any complaint, application, or petition filed by or against it initiating any matter in which the Company is or may be granted any relief from the its debts pursuant to Title 11, U.S.C., as amended from time to time, or any other insolvency statute or procedure or make a general assignment for the benefit of its creditors (a “Bankruptcy Event”), or (iv) fail to comply with any other provision of this Note or the Plan which failure shall continue for five days after written notice thereof from the Holder (each of (i) through (iv) above, an “Event of Default”), the aggregate outstanding amount of this Note, including any accrued and unpaid interest, shall be immediately due and payable, and in addition thereto, and not in substitution therefor, the Holder shall be entitled to exercise any one or more of the rights and remedies provided by law.  Failure to exercise any right or remedy under this Note or available under applicable law shall not constitute a waiver of such option or such other remedies or of the right to exercise any of the same in the event of any subsequent Event of Default.  The Company and all makers, sureties, guarantors, endorsers and other persons assuming obligations pursuant to this Note hereby waive presentment, protest, demand, notice of dishonor and all other notices and all defenses and pleas on the grounds of any extension of the time of payments or the due dates hereof, in whole or in part, before or after maturity, with or without notice.  No renewal or extension of this Note, no release of any obligor and no delay in enforcement of this Note or in exercising any right or power hereunder shall affect the liability of any obligor hereunder.

1.               Ranking. This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in the Subordination Agreement to the indebtedness (including interest) owed by the Company pursuant to the Senior Credit Agreement and to indebtedness refinancing the indebtedness under the Senior Credit Agreement as contemplated by the Subordination Agreement, and to any other secured indebtedness of the Company for borrowed money permitted by the Senior Credit Agreement, and each Holder of this Note, by acceptance hereof, agrees to be bound by the provisions of the Subordination Agreement.  In the event that any provisions of this Note are deemed to conflict with the Subordination Agreement, the provisions of the Subordination Agreement shall govern.

2.               Covenants.

2.1 Payment of Note. The Company shall pay the principal of and interest on this Note on the dates and in the manner provided herein.  Principal and interest shall be considered paid on the date due if the Company shall have delivered such amounts to the address of the Holder on its books and records or to such other address or by wire transfer instruction set forth in writing and delivered to the Company, in each case in accordance with the notice provisions of this Note.

To the extent lawful, the Company shall pay interest (including post-petition interest in any proceeding under any bankruptcy law) on (i) overdue principal at the rate borne by this Note compounded quarterly and (ii) overdue installments of interest at the same rate, compounded quarterly.

Notwithstanding any other provision of this Note, no payment shall be paid under this Note unless the Company and its co-debtors under the Plan are current with respect to payments due to holders of any Allowed Class 4 and Class 8 Claims (as defined in the Plan) and such payments have not been deferred and remain unpaid pursuant to the Plan, and further provided that the Company and such co-debtors are generally paying their post-Effective Date (as defined in the Plan) obligations as such obligations become due, other than claims or obligations that are subject to a bona fide dispute.

3.               Prepayment of this Note.

3.1 Mandatory Prepayment.  The Company shall make mandatory prepayments of this Note of $3,300,000 (or such lower amount as remains outstanding) in aggregate principal amount, together with all accrued and unpaid interest to the date of prepayment, on each of December 31, 2006 and December 31, 2007.

3.2 Reduction of Principal.  If, at any time on or before September 1, 2004, the Holder and Royal Vendex KBB N.V. are no longer liable or otherwise obligated under any guaranty with respect to any lease of the Company or Parent (the “Release”), the aggregate outstanding principal amount of this Note shall be reduced by $4,000,000.  In the event the Release does not occur on or before September 1, 2004, the aggregate outstanding principal amount of this Note shall not be reduced and shall be otherwise due and payable in accordance with the terms of this Note.

3.3 Prepayment by Indemnity Credit. In the event the Holder shall be required to make any payments pursuant to Article 13 of the Agreement and the Holder elects in accordance with the terms of the Asset Purchase Agreement dated as of November 19, 2001 by and among the Parent, the Company, Royal Vendex KBB N.V., KBB Retail Assets Corp. and Quality Fulfillment Services, Inc. (the “Purchase Agreement”) to have such payment obligation satisfied by means of a reduction in the principal amount of this Note and so notifies the Company in writing (an “Indemnity Credit Prepayment Notice”), on the fifth Business Day following the receipt of such Indemnity Credit Payment Notice by the Company (the “Deemed Prepayment Date”), the Company shall be deemed to have prepaid an amount which, after addition of the accrued and unpaid interest thereon through the Deemed Prepayment Date, is equal to the amount specified in the Indemnity Credit Prepayment Notice which shall be not more than 50% of the amount of such indemnity obligation. Any such prepayment shall be noted on the schedule of prepayments and adjustments attached to this Note, however, failure to make such notation shall have no effect on the actual principal amount of this Note at any time outstanding.  On and after any such prepayment, interest shall cease to accrue on the principal amount of this Note so prepaid.

4.               Payment Suspension. Notwithstanding anything in this Note to the contrary, to the extent that the Company and the Holder dispute the amount of any indemnity payment alleged to be due from the Holder to the Company pursuant to and in accordance with the Purchase Agreement, then the Company may suspend payment under this Note (other than any payment due by reason of the prior occurrence of an Event of Default) up to the net amount of such indemnity payments in dispute under the Purchase Agreement until such dispute is resolved and such suspension shall not be deemed an Event of Default.

5.               Transfer; Registration; Replacement. Upon surrender of this Note for registration of transfer or assignment, duly endorsed, or accompanied by a written instrument of transfer or assignment duly executed, by the registered Holder hereof or such Holder’s attorney duly authorized in writing, a new Note for a like principal amount shall be issued to, and, at the option of the Holder, registered in the name of, the transferee or assignee.  The Company may deem and treat the person in whose name this Note is registered as the Holder and owner hereof for the purpose of receiving payments and for all other purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

6.               Miscellaneous.

6.1 Notices. All notices to be given under this Note shall be in writing and shall be given either personally, by reputable private delivery service, by regular first-class mail or certified mail return receipt requested, by fax, or email, addressed to the parties at the addresses shown below, or at any other address designated in writing by one party to the other party.  All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of two business days following delivery to the private delivery service, or three business days following the deposit thereof in the United States mail, with postage prepaid or on the first business day of receipt in the case of notices sent by fax or email.

If to Holder:                  At its address set forth on the records of the Company which, until changed as set forth herein shall be:

c/o Royal Vendex KBB N.V.
De Klencke 6, NL-1083
Postbus 7997, 1008, AD
Amsterdam, The Netherlands
Attention: Marcel Smits/Eric ter Hark
Tel: 31.20.5490.596
Fax: 31.20.6461.954
Email: eric.ter.hark@vendexkbb.nl

with required copy to (which, in and of itself, shall not constitute notice):

Kronish Lieb Weiner & Hellman LLP
1114 Avenue of the Americas
New York, New York 10036
Attention: Mark Lipschutz
Tel: (212) 479-6355
Fax: (212) 479-6275
Email: mlipschutz@klwhllp.com

If to Company to:

FAO Schwarz, Inc.
2520 Renaissance Blvd.
King of Prussia, PA 19406
Attention: Legal
Tel: (610) 278-7800
Fax: (610) 278-7804
Email: kroyer@faoinc.com

with required copy to (which, in and of itself, shall not constitute notice):

Fulbright & Jaworski L.L.P.
865 South Figueroa Street, 29th Floor
Los Angeles, CA 90017
Attention: Victor Hsu, Esq.

Tel:  (213) 892-9326
Fax: (213) 680-4518
Email: vhsu@fulbright.com

6.2 Amendment; Successors and Assigns. This Note may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by the party against whom enforcement of the modification, amendment or waiver is sought.  This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  The Company’s obligations under this Note may not be assigned or transferred by the Company without the prior written consent of the registered Holder hereof or thereof.

6.3 Governing  Law.  This  Note  shall be  governed  by,  and shall be  construed  and  enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.

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IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed on its behalf as of the date first hereinabove set forth.

FAO SCHWARZ, INC.

By:	/s/ Jerry Welch
Name:	Jerry Welch
Title:	President and Chief Executive Officer

Schedule of Principal Prepayments and Adjustments

Date	Amount of Principal Prepayment or Adjustment	Aggregate Principal Amount of Note after Prepayment or Adjustment